Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-259954 on Form S-1 of our report dated March 29, 2022 with respect to the consolidated financial statements of SomaLogic, Inc., included in the Prospectus Supplement of SomaLogic, Inc. dated May 11, 2022, which is a part of this Registration Statement.

/s/ Ernst & Young LLP

Denver, Colorado

May 11, 2022